EXHIBIT 10.6

December 31, 2008

Mr. Jonathan Whitworth

Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York 10017

Dear Jonathan:

This letter agreement shall serve as an amendment to the employment letter agreement (the “Employment Agreement”), dated as of September 24, 2006, by and between you and Overseas Shipholding Group, Inc. The parties agree that the amendments set forth herein are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”).

Effective as of September 24, 2006, the Employment Agreement is amended as follows:

1.         The following sentence is added to the end of Section 2 of the Employment Agreement to read as follows:

“The Base Salary will be paid to you in accordance with the Company’s normal payroll practices.”

2.	Section 5 of the Employment Agreement is amended in its entirety to read as follows:

“5. Termination. If your employment with the Company terminates as a result of your death, disability or your voluntary termination without Good Reason (as defined in Exhibit A), the Company will pay to you (i) any Base Salary earned but not yet paid in accordance with the Company’s normal payroll practices, (ii) any accrued vacation pay in accordance the Company’s policies, (iii) any bonus for any prior completed year earned, but not yet paid, to the extent provided under, and paid in accordance with, the terms of the applicable plan or program, and (iv) any amounts due under any other plan of the Company applicable to you paid in accordance with the terms of the applicable plan (the “Accrued Amounts”). You will not be entitled to any other amounts.”

3.	Section 6 of the Employment Agreement is amended in its entirety to read as follows:

“6. Termination Without Cause or For Good Reason. If the Company terminates your employment without Cause (as defined in Exhibit A) or you terminate your employment for Good Reason, you will receive your Accrued Amounts and, provided such termination is prior November 28, 2009, subject to your execution and delivery to the Company of a general release in a form that will be provided to you by the Company within seven (7) days following your date of termination that has become effective within sixty (60) following your date of termination, the Company will (i) continue to pay your monthly Base Salary for a period of 24 months from your date of termination in accordance with the Company’s normal payroll practices; provided that, subject to the delay set forth in Section 10(b), the first payment of such amounts shall be made on the sixtieth (60th) day after your date of termination, which first payment shall include payment of any amounts that would otherwise be due prior thereto, and any remaining payments be paid in accordance with the normal payment dates specified for them herein, and (ii) subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, provide you and your eligible dependents for a period of up to 18 months ending in any event when you receive new full-time employment (subject to you paying the same portion of premiums you paid as an active employee), continued coverage under Company health plans. You will not be entitled to any other amounts.

4.	A new Section 10 is hereby added to the Employment agreement to read as follows:

“10	Section 409A Compliance.

(a)       The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 10.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from

Service, and (B) the date of your death. On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)       If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(e)       To the extent that this Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10) or are provided in accordance with Code Section 409A.”

All other terms and conditions contained in the referenced Employment Agreement shall remain in full force and effect.

Very truly yours,

OVERSEAS SHIPHOLDING GROUP, INC.

By:/s/Morten Arntzen

Name:

Title:

I agree and accept the above terms:

/s/Jonathan Whitworth

Jonathan Whitworth